Exhibit F



Securities and Exchange Commission
Office of Public Utility Regulation
450 Fifth Street, NW
Washington, D.C. 20549

September 7, 2000

     Re:  Entergy Corporation:  Proxy Solicitation
          Declaration

Ladies and Gentlemen:

          Entergy Corporation ("Entergy") has filed a Form U-1 declaration ("Declaration") with the Securities and Exchange Commission for the purpose of obtaining approval to solicit the proxies of holders of Entergy common stock in connection with its proposed merger with FPL Group, Inc. With respect to the Declaration and the transactions proposed and described in it, I wish to advise you as follows:

     I am of the opinion that Entergy is a corporation validly organized and duly existing under the laws of the state in which it was incorporated.

     I am further of the opinion that, in the event that the proposed transactions are consummated in accordance with the Declaration:

          (a) all state laws applicable to the proposed transactions will have been complied with;
               and

          (b) consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by Entergy or any associate company thereof.

          I hereby consent to the filing of this opinion as an exhibit to the Declaration.

Very truly yours,

/s/ Denise C. Redmann

Denise C. Redmann